EXHIBIT 11


                          NANOPIERCE TECHNOLOGIES, INC.
                        COMPUTATION OF NET LOSS PER SHARE


                                         Three Months Ended             Six Months Ended
                                              March 31                      March 31
                                         -------------------           -------------------
                                         2001           2000           2001           2000
                                         ----           ----           ----           ----


Net loss                           $(   742,941)   ( 1,765,338)   ( 2,566,128)   ( 2,867,897)
                                     ==========     ==========     ==========     ==========

Weighted average number of
  common shares outstanding          50,932,506     34,217,425     44,473,600     32,030,727

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants                      -              -              -              -
                                     ----------     ----------     ----------     ----------

                                     50,932,506     34,217,425     44,473,600     32,030,727
                                     ==========     ==========     ==========     ==========


Basic and diluted loss per share:

    Loss from continuing
      operations                   $(       .01)   (       .05)   (       .05)   (       .09)

    Extraordinary loss              (       .00)   (       .00)   (       .01)   (       .00)
                                     ----------     ----------     ----------     ----------

      Net loss                     $(       .01)   (       .05)   (       .06)   (       .09)
                                     ==========     ==========     ==========     ==========



Stock options and warrants are not considered in the calculations as the impact of the potential common shares (8,727,661 shares at March 31, 2001 and 18,034,713 shares at March 31, 2000) would be to decrease net loss per share. The potential common shares at March 31, 2001 do not include any additional shares that may be due under the financing agreement described in Note 4 since the Company has alleged in a suit filed April 27, 2001 that the Companies and individuals providing the financing (defendants) fraudulently obtained substantial shares in the Company, and the right to be issued additional shares, by making fraudulent misrepresentations and omissions to the Company.